Exhibit 10.7

November 12, 2010

Joh. Berenberg, Gossler & Co. KG

Neuer Jungfernstieg 20

20354 Hamburg

Germany

Fax: (0049) 40 350 60 900

RE:          Extension of Forbearance Period in connection with Events of Default under Loan Agreement between Grainger Maritime Corp. (the “Borrower”) and Joh. Berenberg, Gossler & Co. KG (the “Lender”) dated as of June 19, 2008 (the “Loan Agreement”).

Reference is hereby made to (i) the Loan Agreement and (ii) the Letter Agreement dated as of September 30, 2010 (the “Forbearance Letter”) whereby the Lender agreed subject to the conditions therein to forbear from exercising any of the rights or remedies arising from the Specified Events of Default as provided therein.  Capitalized terms defined in the Loan Agreement or the Forbearance Letter and not otherwise defined herein are used herein as therein defined, as applicable.

In order to allow time for TBS International, plc and its affiliates to continue to work with their various lenders, including you, towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that you extend the period under which you agree to forbear from exercising any of the rights or remedies arising from the Specified Events of Default available to Lender under the Loan Agreement, other transaction documents or under applicable law (all of which rights and remedies are hereby expressly reserved by the Lender) until the earlier of (i) the occurrence of a Forbearance Termination Event and (ii) December 29, 2010 (the “Forbearance Extension Period”).

In connection with your agreement hereunder, TBS International, plc agrees to pay a fee to Lender in an amount of 0.05% of the total outstanding loan amount.

By counter-signing this letter, you agree to forbear from exercising any of the rights or remedies arising solely from the Specified Events of Default (which shall include (in addition those identified in the Forbearance Letter) defaults arising from the suspension of payments by TBS International, public limited company and its affiliates of certain scheduled principal installments owing in respect of Indebtedness of such persons during the Forbearance Extension Period, as more particularly described on Schedule 1 hereto) on the terms set forth in the Forbearance Letter, as modified by the terms above.

Very truly yours,

TBS INTERNATIONAL, PLC

By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Senior Executive Vice President
and Chief Financial Officer

Acknowledged and Agreed,

Joh. Berenberg, Gossler & Co. KG

By:	/s/ Jorn Engelmann
Name: Jorn Engelmann
Title: General Manager

By:	/s/ Christian Speer
Name: Christian Speer
Title: Assistant Director

[Signature Page to Berenberg Extended Forbearance Letter]

Schedule 1

Facility	Principal Amount	Date
Royal Bank of Scotland plc Term Loan Facility dated as of March 29, 2007 (as amended from time to time thereafter)	$417,500	December 1, 2010
	$417,500	December 9, 2010
	$417,500	December 23, 2010
Credit Suisse AG Loan Agreement dated as of December 7, 2007 (as amended)	$437,000	November 19, 2010
	$437,000	December 13, 2010
Joh. Berenberg, Gossler & Co. KG Loan Agreement dated as of June 19, 2008 (as amended)	$812,500	December 22, 2010
Commerzbank AG dated as of May 28, 2008 (as amended)	$1,000,000	December 2, 2010